Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and between

METALICO, INC.

“Buyer”

and

THE STOCKHOLDERS OF
TOTALCAT GROUP, INC.

“Stockholders”

June 25, 2007

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of June 25, 2007, by and between METALICO, INC., a Delaware corporation (“Buyer”), and the stockholders signatory hereto (collectively, “Stockholders” and each individually a “Stockholder”) of TOTALCAT GROUP, INC., a Delaware corporation (the “Company”; collectively, with Buyer and Stockholders, the “Parties” and each individually a “Party”).

RECITALS

This Agreement contemplates a transaction in which Buyer shall purchase 82.5% of the issued and outstanding stock of the Company (the “Company Stock”) in return for cash and other consideration set forth herein.

STATEMENT OF AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. DEFINITIONS

“Accounts Receivable” has the meaning set forth in §3.10 below.

“Act” has the meaning set forth in §5.1 below.

“Advanced Nano” means Advanced Nano-Catalyst Materials, LLC, a Delaware limited liability company jointly owned by Nanostellar (which holds 51% of the company’s membership interests) and Hypercat Coating (which holds 49% of the company’s equity).

“Adverse Consequences” means all costs incurred in the defense or prosecution of all claims, Proceedings, charges, and demands, and all damages associated with all Orders, penalties, fines, costs, amounts paid in settlement, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Appreciated Price” means the average daily closing price for Buyer’s common stock on the American Stock Exchange for the twenty (20) consecutive Trading Days ending on the day before the second anniversary of the Closing Date.

“Arbitration Referral Period” has the meaning set forth in §9.6 below.

“Assets” means all right, title, and interest in and to all of the assets of and used in the Business, including without limitation, all assets set forth in Schedule A attached hereto and all tangible and intangible real and personal property of the Company and its Subsidiaries (such as, without limitation, Business Equipment, inventory, inventories of materials and supplies, computers, real property and leaseholds, together with buildings and improvements thereon, manufactured furniture, automobiles, trucks, tractors, trailers, containers, wagons, spare parts, leases, subleases and rights thereunder, Marks and other intellectual property owned or licensed by or on behalf of the Company, agreements, contracts and contract rights, securities, equity interests (including, without limitation, all interests in Advanced Nano), cash, accounts receivable, accounts, deposit accounts maintained by or on behalf of the Company, notes, and other receivables, claims, deposits, prepayments, refunds, causes of action, rights of recovery, rights of set off and rights of recoupment, Governmental Authorizations, variances and similar rights obtained from Governmental Bodies, customer lists, customer accounts, books, records, ledgers, files, documents, correspondence and lists).

“Assumed Debt” means an amount not exceeding $3,000,000 consisting of (i) the amount of the liabilities set forth on the Interim Financial Statements and (ii) any additional drawdowns on the Company’s line of credit with Northfork Bank. For purposes of this definition, the Company’s liabilities or debts shall mean any and all loans, notes, mortgages, capital leases and operating leases, and will not mean any trade accounts payable or accrued expenses.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Benefit Arrangement” has the meaning set forth in §3.16(i) below.

“Business” means all of the Company’s operating divisions and businesses as constituted as of the date of this Agreement, including without limitation the businesses and operations of Hypercat Coating, Federal AutoCat, Recycalytics, and Hypercat DMG.

“Business Equipment” means all machinery, equipment, vehicles, tools, supplies, and other similar tangible personal property used or maintained by the Company or its Subsidiaries in the operation of the Business.

“Business Records” has the meaning set forth in §9.1 below.

“Buyer” has the meaning set forth in the preface above.

“Buyer’s Advisors” has the meaning set forth in §7.1 below.

“Buyer’s Release” has the meaning set forth in §2.6(b)(ii) below.

“Call Notice” has the meaning set forth in §2.3(a) below.

“Call Price” has the meaning set forth in §2.3(a) below.

“Cash Component” has the meaning set forth in §2.4(a) below.

“Closing” has the meaning set forth in §2.5 below.

“Closing Date” has the meaning set forth in §2.5 below.

“Code” means the Internal Revenue Code of 1986 as amended or any successor law and any regulation issued by the Internal Revenue Service pursuant to the Internal Revenue Code of 1986 or any successor law.

“Collection Actions A/R” has the meaning set forth in §3.10 below.

“Company Stock” has the meaning set forth in the recitals above.

“Confidential Information” means any and all information concerning the business and affairs of Buyer or the Company that is not generally available to the public, including, without limitations:

(a) trade secrets concerning the business and affairs of Buyer or the Company, product specifications, data, know how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the laws of the State of New Jersey; and

(b) information concerning the business and affairs of Buyer or the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and

(c) notes, analysis, compilations, studies, summaries, and other material prepared by or for Buyer or the Company containing or based, in whole or in part, on any information included in the foregoing;

provided that “Confidential Information” shall not include such portions thereof which (i) are or become available to the public through no fault or action by the receiving Party or its representatives or (ii) are or hereafter become available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or the disclosing Party’s representatives, which source, to the best of the receiving Party’s knowledge, is not prohibited from disclosing such information to the receiving Party by a contractual, legal or fiduciary obligation to the disclosing Party.

“Consulting Agreement” has the meaning set forth in §2.4(a) below.

“Disclosure Schedule” has the meaning set forth in §3 below.

“Eligible Loss” has the meaning set forth in §6.8 below.

“Employment Agreements” has the meaning set forth in §2.4(b) below.

“Employment Laws” has the meaning set forth in §3.23(a) below.

“Encumbrance” means any charge, claim, community property interest, condition, encumbrance, equitable interest, mortgage, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Enforceability Exceptions” means exceptions to enforceability as may be imposed by applicable bankruptcy, insolvency or other similar laws from time to time in effect which affect the enforcement of creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Claim” has the meaning set forth in §6.5(a) below.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and related to the Assets or the Business.

“Environmental Laws” or “Environmental Law” means any and all Legal Requirements relating to Hazardous Activities, Hazardous Materials, pollution, or protection or remediation of the Environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Oil Pollution Control Act of 1990, as amended, 33 U.S.C. § 2701 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, as amended, 42 U.S.C. § 300f et seq.; the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. § 11001 et seq.; and all comparable state and local laws; and any common law that imposes liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material, but excluding Occupational Safety and Health Laws.

“Environmental Warranty” means a representation or warranty set forth in Section 3.20, but only as it shall relate to any Environmental Law, and shall not include any representation or warranty with respect to any other safety or health law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that act or any successor law.

“Facility” means the Newark Facility or the Pennsylvania Facility, as appropriate, and “Facilities” means, collectively, the Newark Facility and the Pennsylvania Facility.

“Federal AutoCat” means Federal AutoCat Recycling, LLC, a New Jersey limited liability company and wholly-owned subsidiary of the Company.

“Financial Statements” has the meaning set forth in §3.5 below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authorization” means any authorization, permit, license, lease, franchise, certificate, qualification, easement, right of way or other right and/or approval obtained or obtainable from a Governmental Body which is necessary or advisable for the operation of the Business as presently conducted and as proposed to be conducted.

“Governmental Body” means any nation or government, any federal, state, local, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitrator, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guaranty Release Documents” has the meaning set forth in §2.6(a)(vi) below.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Assets.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos containing materials.

“Hypercat Coating” means Hypercat Coating Limited Liability Company (d/b/a HyperCat™ Advanced Catalyst Products), a New Jersey limited liability company and wholly-owned subsidiary of the Company.

“Hypercat DMG” means Hypercat DMG, L.L.C., a New Jersey limited liability company and wholly-owned subsidiary of the Company.

“Indebtedness”, as applied to any Person, means all obligations of that Person to repay or pay both current and long-term liabilities owed to another Person, including all items (except items of capital stock, capital surplus, general contingency reserves, deferred income taxes, retained earnings and amounts attributable to minority interest, if any) which in accordance with the tax method of accounting adopted by such Person would be included in determining total liabilities as shown on the liability side of a balance sheet of that Person as of the date Indebtedness is to be determined, including obligations of that Person properly treated as capital lease obligations or their equivalent under GAAP.

“Indemnified Party” has the meaning set forth in §6.4(a) below.

“Indemnifying Party” has the meaning set forth in §6.4(a) below.

“Insurance” has the meaning set forth in §3.21(a) below.

“Interim Balance Sheet” means the balance sheet contained within the Interim Financial Statements.

“Interim Financial Statements” has the meaning set forth in §3.5 below.

“Interim Fiscal Month End” has the meaning set forth in §3.5 below.

“Inventory Date” has the meaning set forth in §2.2(c) below.

“Key Employees” means each Key Person other than Andrew Fradkin and Walter Greenblatt.

“Key Person” has the meaning set forth in §2.2(b) below.

“Key Person Fund” has the meaning set forth in §2.2(b) below.

“Knowledge” means (a) with respect to any Stockholder, the actual knowledge of such Stockholder; (b) with respect to the Company, the actual knowledge of any director or officer of the Company; and (c) with respect to Buyer, the actual knowledge of any executive officer of Buyer.

“Legal Requirement” means any federal, state, local, municipal, foreign or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty, or requirement under any Order, Governmental Authorization, or other document issued by or entered into with any Governmental Body.

“Liability” means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and/or due or to become due), including any liability for Taxes.

“Marks” has the meaning set forth in §3.24 below.

“Material Adverse Effect” means an effect (or circumstance involving a prospective effect) on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Business, taken as a whole, which is materially adverse to the Business.

“Net Working Capital” means, as of any date of determination, (i) the sum of Accounts Receivable net of uncollectibles, inventory at cost, and cash and cash equivalents, minus (ii) the sum of accounts payable and accrued expenses (expressly including any accrued expense for new converter cutting equipment but excluding any accruals in respect of the Severance Fee), if any.

“Net Worth” means net worth as determined in accordance with GAAP.

“Newark Facility” means those premises at 2-20 E. Peddie Street, Newark, New Jersey, leased by Federal AutoCat and used in the Business.

“Newark Landlord” means 1448 McCarthur Highway, LLC.

“Non-Competition Agreement” has the meaning set forth in §2.4(a) below.

“Occupational Safety and Health Law” means any Legal Requirement primarily designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the federal Occupational Safety and Health Act, as amended, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means an order, injunction, judgment, decree, ruling, or charge of any Governmental Body that is binding on the Company.

“Ordinary Course of Business” means the ordinary course of business of the Company consistent with past custom and practice.

“Part” means a part or section of the Disclosure Schedule.

“Party” and “Parties” have the meanings set forth in the preface above.

“Pennsylvania Facility” means those premises at 901 South Bolmar Street, West Goshen, Pennsylvania, leased by Hypercat Coating and used in the Business.

“Pennsylvania Landlord” means South Bolmar Street Associates, L.P.

“Pension Plan” has the meaning set forth in §3.16(i) below.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

“Proprietary Rights Agreement” has the meaning set forth in §3.22(b) below.

“Purchase Price” has the meaning set forth in §2.2(a) below.

“Put Notice” has the meaning set forth in §2.3(b) below.

“Put Price” has the meaning set forth in §2.3(b) below.

“Plan” has the meaning set forth in §3.22(a) below.

“Recycalytics” means the trade name used by Federal AutoCat for its metal substrate and industrial catalyst device recycling activities.

“Related Person” means with respect to a particular individual:

(a) each other member of such individual’s Family (as hereinafter defined);

(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family (as defined below);

(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as defined below); and

(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Affiliate of such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f) any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) the parents, grandparents, children and/or grandchildren (whether biological or by means of adoption or other law) of the individual, and (iv) any other natural person who resides with such individual and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Remaining Stock” means the 17.5% of Company Stock not being purchased by Buyer on the Closing Date.

“Remainder Valuation” means Five Million Seven Hundred Sixty-Nine Dollars ($5,769,000).

“Remedial Plan” has the meaning set forth in §6.5(c) below.

“Required Net Working Capital” means Net Working Capital totaling Three Million Five Hundred Fifty-Five Thousand Dollars ($3,555,000).

“Required Net Worth” means Net Worth totaling Three Million Five Hundred Thousand Dollars ($3,500,000).

“Severance Fee” has the meaning set forth in the Third Amendment to Employment Agreement.

“Share Price” means the average daily closing price for shares of Buyer’s common stock on the American Stock Exchange for the twenty (20) consecutive Trading Days ending June 29, 2007.

“Stockholder” and “Stockholders” have the meanings set forth in the preface above.

“Stockholder Representative” has the meaning set forth in §10.14(a) below.

“Stockholder’s Release” has the meaning set forth in §2.6(a)(ii) below.

“Subsidiary” means any corporation, limited liability company or other business entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the securities or equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors, board of managers, or members of a comparable governing body.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Third Amendment to Employment Agreement” has the meaning set forth in §2.4(a)) below.

“Trading Day” means a day on which stocks are traded on the American Stock Exchange.

“Transaction Stock” means 82.5% of the issued and outstanding Company Stock as of the date of this Agreement.

“Welfare Plan” has the meaning set forth in §3.16(a) below.

“Year-End Balance Sheet” means the balance sheet contained within the Year-End Financial Statements.

“Year-End Financial Statements” has the meaning set forth in §3.5 below.

2. BASIC TRANSACTION

2.1 Purchase and Sale of Stock. On and subject to the terms and conditions of this Agreement, at the Closing Buyer agrees to purchase from Stockholders, and Stockholders agree to sell, assign, transfer, convey, and deliver to Buyer, all of the Transaction Stock for the consideration specified below in this §2.

2.2 Purchase Price of Stock. In exchange for the Transaction Stock and other consideration provided by Stockholders hereunder:

(a) At the Closing, Buyer shall pay to Stockholders the sum of Thirty Million Dollars ($30,000,000) as adjusted pursuant to §2.2(d) below (as so adjusted the “Cash Component” and, together with the amounts deposited in the Key Person Fund, the “Purchase Price”) by bank wire transfer of immediately available funds to an account designated by Stockholders prior to the Closing Date.

(b) Buyer shall establish a fund (the “Key Person Fund”) in the aggregate amount of One Million Five Hundred Fifty-Five Thousand Six Hundred Sixty Five Dollars ($1,555,665) to be funded at a rate of approximately $500,000 each year for the first three years after the Closing and to be distributed in installments on the Closing Date and thereafter semi-annually to the individuals (the “Key Persons”) and in the amounts allocated and installments set forth in Schedule 2.2(b) attached hereto, subject to §2.4(b) below.

(c) The unadjusted Cash Component as stated in §2.2(a) above includes and assumes the retention by the Company and transfer to Buyer of the Required Net Working Capital, determined as of June 30, 2007 (the “Inventory Date”). The Parties shall use commercially reasonable efforts in good faith to establish prior to the Inventory Date a mutually satisfactory method for estimating, counting, and valuing inventory subject to the contemplated purchase by Buyer, established by reference to the actual cost of purchases, so as to permit a final determination of the inventory value to be made on the Inventory Date in order to make satisfactory determinations of Net Working Capital and Net Worth. In the event the Company’s actual Net Working Capital exceeds the Required Net Working Capital on the Inventory Date, the Cash Component (and therefore the Purchase Price) shall be increased in the amount of such excess, and in the event the Company’s actual Net Working Capital is less than the Required Net Working Capital on the Inventory Date, the Cash Component (and therefore the Purchase Price) shall be reduced in the amount of such deficit. Neither the Stockholders nor the Company shall take any actions out of the ordinary course of business from the Inventory Date to the Closing Date that would have an effect on the Company’s Net Working Capital or Net Worth during such period.

2.3 Remainder Stock.

(a) Buyer shall have the right to acquire from Stockholders all (but not less than all) of the Remaining Stock by delivering written notice thereof (a “Call Notice”) at any time during a period of thirty days commencing on the second anniversary of the Closing Date for aggregate consideration (the “Call Price”) equal to the sum of:

(i) the Remainder Valuation plus

(ii) a percentage of the Remainder Valuation equal to 36% of the appreciation, if any, in the per-share price of Metalico stock (A) from the Share Price (B) to the Appreciated Price.

By way of example, assume that the Share Price is $6.00 and the Appreciated Price is $8.00. The Call Price would be $6,460,703, being the sum of (i) $5,769,000 (the Remainder Valuation) plus (ii) 11.99% (being the percentage of the Remainder Valuation equal to 36% of the 33% appreciation ($8-$6=$2) in the per-share price) of $5,769,000.

Upon their receipt of a Call Notice, Stockholders shall have ten (10) days to deliver a Put Notice as provided in §2.3(b) below. Notwithstanding anything to the contrary set forth herein, (i) if Buyer has received a Put Notice before it has delivered a Call Notice, Buyer’s right to acquire the Remaining Stock under this §2.3(a) shall immediately terminate and the Remaining Stock shall be transferred in accordance with such Put Notice and §2.3(b) below; and (ii) Stockholders’ delivery of a Put Notice either before receipt of a Call Notice or within such ten-day period shall supersede and cancel any exercise of Buyer’s right to acquire the Remaining Stock under this section. Failure by Stockholders to deliver a Put Notice either before receipt of a Call Notice or within such ten-day period after receipt of a Call Notice shall be deemed an irrevocable acceptance of Buyer’s call hereunder and shall terminate Stockholders’ right to put the Remaining Stock to Buyer under §2.3(b). Buyer shall pay the Call Price by bank wire transfer of immediately available funds to an account designated by Stockholders within fifteen (15) business days after the expiration of such ten-day period.

(b) Stockholders shall have the right to put to Buyer all (but not less than all) of the Remaining Stock by delivering written notice thereof (a “Put Notice”) at any time during a period of thirty days commencing on the second anniversary of the Closing Date for aggregate consideration (the “Put Price”) equal to the greater of:

(i) (ii)	$6,750,000, and The sum of (A)	the Remainder Valuation plus

(B) a percentage of the Remainder Valuation equal to 35% of the appreciation, if any, in the per-share price of Metalico common stock (i) from the Share Price (ii) to the Appreciated Price.

By way of example, assume that the Share Price is $6.00 and the Appreciated Price is $10.00. The Put Price would be $7,114,908, being the sum of (i) $5,769,000 (the Remainder Valuation) plus (ii) 23.33% (being the percentage of the Remainder Valuation equal to 35% of the 66% appreciation ($10-$6=$4) in the per-share price) of $5,769,000.

Buyer shall pay the Put Price by bank wire transfer of immediately available funds to an account designated by Stockholders within fifteen (15) days after its receipt of a Put Notice.

2.4 Non-Competition, Consulting and Employment Agreements.

(a) At the Closing, Robert Graifman shall execute a third amendment to his employment agreement (the “Third Amendment to Employment Agreement”) and enter into a non-competition agreement with Buyer (the “Graifman Non-Competition Agreement”), and shall be offered a position as a consultant to the Company for such period commencing on the Closing Date and under such terms as shall be mutually agreed upon between Buyer and Mr. Graifman as set forth in a consulting agreement (the “Consulting Agreement”).

(b) Each individual Key Employee’s right to receive his or her allocated installments of the Key Person Fund shall be subject to such Key Employee’s continued employment with the Company as of the payment date for each installment, provided that termination of a Key Employee by Buyer for any reason other than for cause shall not affect such Key Employee’s right to receive all of his or her remaining allocated installments after such termination. It is expressly acknowledged and agreed that not all Key Persons entitled to distributions from the Key Person Fund shall or desire to be retained as Key Employees and that the provisions of this section regarding termination of payments in connection with termination of employment are applicable only to those Key Persons who are also Key Employees.

2.5 The Closing. Subject to the fulfillment of the conditions to Closing set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of of Goldman and Kramer, 101 Eisenhower Parkway, Roseland, New Jersey 07068, on or before July 10, 2007 commencing at 10:00 a.m. local time and effective as of the close of business on such date or at such other place and on such other date as the Parties may mutually determine (the “Closing Date”).

2.6 Deliveries at the Closing. At the Closing and as conditions to the effectiveness of this Agreement:

(a) Stockholders shall deliver or cause to be delivered to Buyer:

(i) the certificates representing the Transaction Stock, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

(ii) a release in the form of Exhibit 2.6(a)(ii) executed by each Stockholder (the “Stockholder’s Release”);

(iii) appropriate consents to and authorizations of assignments of all Governmental Authorizations necessary and appropriate for the continued operation of the Business by Buyer, duly executed by the applicable Governmental Bodies, to the extent necssary;

(iv) the Non-Competition Agreement executed by Mr. Graifman;

(v) the Consulting Agreement executed by Mr. Graifman;

(vi) the Third Amendment to Employment Agreement executed by Mr. Graifman;

(vii) such agreements, instruments, as documents, in form reasonably satisfactory to Buyer and Stockholders and counsel to Stockholders, as shall be necessary and appropriate to effect the release of any personal guaranties of and security for Assumed Debt (the “Guaranty Release Documents”);

(viii) an amendment to that certain Invention Assignment Agreement dated as of January 16, 2007 by and between the Company and Mr. Graifman, on terms and conditions satisfactory to Buyer, executed by Mr. Graifman;

(ix) worksheets reasonably satisfactory to Buyer, pursuant to the terms set forth in §2.2(c), to the effect that the Company had the Required Net Worth as of the Inventory Date, signed or initialed by the Company’s chief financial officer;

(ix) worksheets reasonably satisfactory to Buyer, pursuant to the terms set forth in §2.2(c), establishing the Company’s Net Working Capital for purposes of §2.2(c);

(x) the various certificates, instruments, and other documents as required herein;

(xi) certified copies of the certificate of incorporation and by-laws of the Company;

(xii) complete stock books, stock ledgers, minute books and the corporate seal of the Company; and

(xiii) the resignations of the directors and officers of the Company.

(b) Buyer shall deliver to Stockholders or the applicable individual Stockholder:

(i) the Cash Component;

(ii) a release in the form of Exhibit 2.6(b)(ii) executed by Buyer (the “Buyer’s Release”);

(iii) the Non-Competition Agreement executed by Buyer;

(iv) the Consulting Agreement executed by Buyer;

(v) the Third Amendment to Employment Agreement executed by Buyer;

(vi) the Guaranty Release Documents; and

(vii) the various certificates, instruments, and other documents as required herein.

3. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholders represent and warrant to Buyer severally but not jointly that the statements contained in this §3 are correct and complete as of the date of this Agreement and as of the Closing Date. Such representations and warranties are made and given subject to the disclosures set forth in the schedule of disclosures accompanying this Agreement (the “Disclosure Schedule”).

3.1 Organization of the Company.

(a) Stockholders are the only stockholders of the Company.

(b) The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use, and to perform all its obligations under all contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the failure to have such qualification or standing could reasonably be expected to have a Material Adverse Effect.

(c) Each Subsidiary of the Company is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, with full organizational power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use, and to perform all its obligations under all contracts. Each Subsidiary of the Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which the failure to have such qualification or standing could reasonably be expected to have a Material Adverse Effect.

(d) Stockholders have delivered to Buyer copies of the certificate of incorporation and bylaws of the Company, as currently in effect.

(e) Part 3.1(e) of the Disclosure Schedule contains a complete and accurate list for the Company, each of its Subsidiaries, and each of its equity investments (including without limitation Advanced Nano), of its name, its jurisdiction of organization, its Federal taxpayer identification number, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each equityholder and the number of shares or other equity interests held by each).

3.2 Authorization of Transaction. Each Stockholder represents and warrants with respect to such Stockholder that this Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. Such Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder, subject to the Enforceability Exceptions.

3.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the matters and undertakings referred to in §2 above), shall (i) violate any injunction, judgment, or Order to which any Stockholder or the Company is subject, (ii) to the Knowledge of each Stockholder, violate any constitution, statute, regulation, rule, or other restriction of any Governmental Body to which the Company is subject, (iii) violate any provision of the certificate of incorporation or by-laws of the Company or (iv) except as set forth in Part 3.3 of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of the Assets is subject (or result in the imposition of any Encumbrance upon any of the Assets) which could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Part 3.3 of the Disclosure Schedule, tothe Knowledge of each Stockholder, the Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement (including the matters and undertakings referred to in §2 above).

3.4 Capitalization.

(a) The authorized equity securities of the Company consist of two hundred thousand (200,000) shares of common stock, par value $0.001, 155,399 of which are issued and outstanding and constitute the Stock. Stockholders are and shall be on the Closing Date the record and beneficial owners and holders of the Transaction Stock, free and clear of all Encumbrances.

(b) No legend or other reference to any purported Encumbrance appears upon any certificate representing the Transaction Stock. All of the issued and outstanding equity securities of the Company have been duly authorized and validly issued, and are fully paid and nonassessable and are held of record by Stockholders, and, with respect to the Transaction Stock, shall be free and clear of all Encumbrances upon their transfer to Buyer. There are no outstanding (i) shares of capital stock or voting securities of the Company other than the Stock, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, or (iii) options or other rights to securities or ownership interests in or securities convertible into or exchangeable for capital stock or voting securities or ownership interests in the Company. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) on any matter before the Company.

(c) To the Knowledge of each Stockholder, none of the outstanding equity securities or other securities of the Company issued to such Stockholder was issued in violation of the Act or any other requirement of law.

(d) The Company does not own or have any contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except as set forth on Part 3.1(e) of the Disclosure Schedule.

3.5 Financial Statements. Attached hereto as Schedule 3.5 are the following financial statements (collectively, the “Financial Statements”): (i) audited balance sheets and statements of income and retained earnings, and cash flow as of and for the fiscal year ended December 31, 2006 for the Company (the “Year-End Financial Statements”), and (ii) internally prepared unaudited balance sheets and statements of income (the “Interim Financial Statements”) for the five-month stub period ended May 31, 2007 (the “Interim Fiscal Month End”) for the Company. The Financial Statements (including the notes thereto), are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete); provided, however, that the Interim Financial Statements are subject to normal year-end adjustments (which shall not be material, individually or in the aggregate) and lack footnotes and other presentation items.

3.6 Brokers’ Fees. The Company and Stockholders have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement except as set forth on Schedule 3.6. The Company and Stockholders have no such Liabilities or obligations for which Buyer could become liable or obligated.

3.7 Title To Properties. Schedule 3.7 contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. Stockholders have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of the Company and relating to such property or interests. The Company leases the Newark Facility from the Landlord and the Pennsylvania Facility from the Pennsylvania Landlord, and operates the Business at the Facilities. Subject only to the matters listed under Part 3.7 of the Disclosure Schedule, all of the Assets (whether real, personal, or mixed and whether tangible or intangible) that the Company purports to own or lease are located at the Facilities. Schedule A contains a true and complete list of the furniture, fixtures, machinery, equipment, and other tangible personal property interests of the Company.

3.8 Encumbrances. Except as set forth in Part 3.8 of the Disclosure Schedule, all material properties and assets reflected in the Year-End Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Year-End Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in the Ordinary Course of Business in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (c) liens for current taxes not yet due. To the Knowledge of Stockholders, all buildings, plants, and structures at the Facilities lie wholly within the boundaries of the Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

3.9 Condition and Sufficiency of Assets. To the Knowledge of Stockholders, the buildings, plants, and structures, of the Company are structurally sound, are in good operating condition and repair (subject to normal wear and tear), and are adequate for the uses to which they are being put, and none of such buildings, plants, or structures, is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Assets constitute all the assets currently owned, leased or used in the Business, and include substantially all the assets, property or other rights or interests necessary to carry on the Business in a manner consistent with the Company’s past practices.

3.10 Accounts Receivable. All accounts receivable of the Company that are set forth on Part 3.10 of the Disclosure Schedule (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Accounts Receivable set forth on Part 3.10 of the Disclosure Schedule are current and, to the Knowledge of Stockholders, collectible. Except as set forth in Part 3.10 of the Disclosure Schedule, there is no contest, claim, or right of set-off, other than adjustments in the Ordinary Course of Business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.10 of the Disclosure Schedule contains (i) a complete and accurate list of all Accounts Receivable as of the Closing Date, which list sets forth the aging of such Accounts Receivable, and (ii) a complete and accurate list and description of actions pending as of the date hereof to pursue collection of the Accounts Receivable (the “Collection Actions A/R”).

3.11 Inventory of the Company. The Company’s inventory as of June 30, 2007, is set forth on Schedule 3.11 attached hereto or will be prior to the Closing Date. The Company’s inventory has been acquired for resale in the Ordinary Course of Business.

3.12 Machinery and Equipment. Except as set forth in Part 3.12 of the Disclosure Schedule, all machinery and equipment included in the Assets consists of a quality and quantity usable in the Ordinary Course of Business. All such machinery and equipment has been recorded at book value and has been depreciated as provided in the footnotes to the Financial Statements. All such machinery and equipment is in good operating condition and repair, subject to normal wear and tear, and has been maintained in accordance with normal industry practice.

3.13 No Undisclosed Liabilities; Assumed Debt. To the Knowledge of Stockholders, except as set forth in Part 3.13 of the Disclosure Schedule the Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for (a) liabilities or obligations reflected or reserved against in the Year-End Balance Sheet or the Interim Balance Sheet and (b) trade payables and accrued expenses properly categorized as current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. The Company has no liabilities or debts other than the Assumed Debt.

3.14 Taxes. Except as set forth in Part 3.14 of the Disclosure Schedule, the Company has filed all Tax returns and reports required to be filed by it and, to the Knowledge of Stockholders, such returns are accurate, complete and correct. The Company has paid all Taxes required to be paid pursuant to said returns or otherwise required to be paid by it, and, to the Knowledge of Stockholders, there are no other Taxes payable on account of the Company’s operations except: (A) as are reflected or reserved against on the Interim Balance Sheet; or (B) for Taxes arising from the conduct of the Business at the Facilities for and during periods subsequent to the date of the Interim Fiscal Month End and which are not yet due. There is no Tax audit or examination now pending (or, to the Knowledge of Stockholders, threatened) with respect to the Company. No correspondence has been received by the Company from any state taxing authority requesting information concerning the extent of the Company’s nexus with such state or asserting that the Company has such nexus so as to impose such state’s taxing jurisdiction to the Company. To the Knowledge of Stockholders, all Taxes and assessments which the Company was or is required by law to withhold or collect have been and are being withheld or collected by it and have been and are being paid over to the proper Governmental Body or are being held by the Company for such payment. The Company has not waived or extended any applicable statute of limitations relating to the assessment of any Tax.

3.15 Conduct of Business; No Material Adverse Effect.

(a) To the Knowledge of Stockholders, there are no undisclosed events that could reasonably be expected to have a Material Adverse Effect upon the Business or operations of the Company and, since the Interim Fiscal Month End, the Company has (i) operated its business in accordance with past custom and usage and not made or obligated itself to make any acquisition or disposition other than in the Ordinary Course of Business or upon prior notice to Buyer, and (ii) caused its business to function in its Ordinary Course of Business. In addition, since the Interim Fiscal Month End, there has not been any Material Adverse Effect and, to the Knowledge of Stockholders, nothing has occurred or failed to occur that could reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, since the Interim Fiscal Month End, to the Knowledge of Stockholders:

(i) the Company has not imposed or suffered to be imposed any Encumbrance upon any of the Assets;

(ii) the Company has not paid, discharged or satisfied any claim, liability or obligation of the Company other than in the Ordinary Course of Business; and

(iii) the Company has not made any change which could reasonably be expected to result in a Material Adverse Effect (including without limitation any acceleration or deferral of the payment of accounts payable or other current liabilities).

(b) Since December 31, 2006, none of the following events has occurred or is occurring and, to the Knowledge of Stockholders, no conditions exist which could result in the occurrence of such events:

(i) Any strike, union organizational activity, grievance, arbitration proceeding, labor dispute, change in relations with the Company’s employees or any other occurrence, event or condition of any similar character which has had or which could reasonably be expected to have a Material Adverse Effect on the Business;

(ii) To the Knowledge of Stockholders, any change or proposed change in applicable law or governmental policy which has had or which could reasonably be expected to have a Material Adverse Effect on the Business;

(iii) Any change in the financial condition of the Company and/or the Assets, including, without limitation, any changes in the composition of the equipment and tools described in Schedule A attached hereto, or liabilities of Seller other than changes occurring in the Ordinary Course of Business; or

(iv) Any occurrence not included in clauses (i) through (iii) of this §3.15(b) which, to the Knowledge of Stockholders, has resulted in or could reasonably be expected to result in a Material Adverse Effect.

3.16 Employee Benefits Matters.

(a) Part 3.16(a) of the Disclosure Schedule lists and identifies: (i) each employee pension benefit plan, as defined in §3(2) of ERISA (a “Pension Plan”); (ii) each employee welfare benefit plan, as defined in Part 3(1) of ERISA (a “Welfare Plan”); and (iii) each compensation, employment, and employee benefit arrangement, including, but not limited to, any fringe benefit, 401(k) plan, VEBA, incentive compensation plan, bonus plan, severance plan, deferred compensation plan, supplemental executive compensation plan, other pension, retirement, or profit sharing plan, thrift plan, savings plan, stock bonus, stock option, or cash bonus plan, employee stock ownership (including investment credit or payroll stock ownership) plan, other medical insurance or welfare plan, vacation plan, and employment arrangement (each a “Benefit Arrangement”), that is maintained by the Company or has been maintained by the Company since December 31, 2001.

(b) To the Knowledge of Stockholders, each Welfare Plan that provides medical benefits has been administered in compliance in all respects with the requirements of all applicable laws.

(c) Neither the Company nor any ERISA Affiliate (as hereinafter defined) of the Company has participated in any multi-employer plan, as defined in §3(37) of ERISA during the most recent five years. As used herein, the term “ERISA Affiliate” shall mean any subsidiary of the Company and any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes the Company within the meaning of Code §§414(b), (c), (m) or (o).

(d) Except as set forth in Part 3.16(d) of the Disclosure Schedule, to the Knowledge of Stockholders no Pension Plan, Welfare Plan, or Benefit Arrangement shall result in any liability to Buyer or shall have an adverse impact upon the Assets or subject the Assets to any lien under ERISA, the Code, or the laws of any state or country.

(e) No Pension Plan is subject to Title IV of ERISA.

(f) Each Pension Plan is qualified in form and operation under Code §401(a) and any related trust is exempt from taxation under Code §501(a) and has received a current favorable determination letter from the Internal Revenue Service to such effect, and each Pension Plan has complied in all material respects with ERISA and the applicable provisions of the Code.

(g) Each Pension Plan has been administered in accordance with its terms and applicable law.

3.17 Compliance With Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Part 3.17 of the Disclosure Schedule:

(i) To the Knowledge of Stockholders, the Company is, and at all times has been, in material compliance with each requirement of law that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Assets;

(ii) To the Knowledge of Stockholders, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) The Company has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Part 3.17 of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the Business or to any of the Assets. Each Governmental Authorization listed or required to be listed in Part 3.17 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 3.17 of the Disclosure Schedule:

(i) To the Knowledge of Stockholders, the Company is, and at all times since December 31, 2001 has been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.17 of the Disclosure Schedule;

(ii) To the Knowledge of Stockholders, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.17 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, any Governmental Authorization listed or required to be listed in Part 3.17 of the Disclosure Schedule;

(iii) The Company has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) To the Knowledge of Stockholders, all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.17 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c) To the Knowledge of Stockholders, the Governmental Authorizations listed in Part 3.17 of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate the Business in the manner it currently conducts and operates the Business and to permit the Company to own and use the Assets in the manner in which it currently owns and uses the Assets.

(d) Except as set forth in Part 3.17 of the Disclosure Schedule, there are no suits, actions or claims, nor any governmental investigations or inquiries, nor any legal, administrative or arbitration proceedings, pending or, to the Knowledge of Stockholders, threatened against the Company which shall or may in any manner materially affect the Assets or the Business, and, except as described in Part 3.17 of the Disclosure Schedule, to the Knowledge of Stockholders there is no basis or grounds for any such suit, action, claim, order, writ, injunction decree, investigation, inquiry or proceeding.

3.18 Legal Proceedings; Orders.

(a) Part 3.18 of the Disclosure Schedule contains a complete and correct list of each Proceeding by or against the Company that is currently pending, has been pending at any time since December 31, 2001 (with the stated amount in controversy in excess of $5,000.00 and all Proceedings where no dollar amount has been stipulated), and that:

(i) relates to or may affect the Business, or any of the Assets; or

(ii) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated under this Agreement.

Except as set forth in Part 3.18 of the Disclosure Schedule, to the Knowledge of Stockholders, no such Proceeding has been threatened, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding, and no Proceeding has been settled since December 31, 2001, for an amount greater than $5,000.00. Except as set forth in Part 3.18 of the Disclosure Schedule, Stockholders have no reason to believe that any such Proceeding may be brought or threatened against the Company. Stockholders have delivered or caused to be delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.18 of the Disclosure Schedule. To the Knowledge of Stockholders, the Proceedings listed in Part 3.18 of the Disclosure Schedule are not likely to result in a Material Adverse Effect.

(b) Except as set forth in Part 3.18 of the Disclosure Schedule:

(i) there is no Order to which the Company or any of the Assets is subject;

(ii) the Company is not subject to any Order that relates to the Business or any of the Assets; and

(iii) no officer, director, agent or employee of the Company is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

(c) Except as set forth in Part 3.18 of the Disclosure Schedule:

(i) the Company is, and at all times since December 31, 2006 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the Assets, is or has been subject;

(ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the Assets, is subject; and

(iii) the Company has not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the Assets, is or has been subject.

3.19 Contracts.

(a) Part 3.19(a) of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

(i) any agreement (or group of related agreements) for the executory lease of personal property to or from any Person providing for lease payments in excess of $10,000.00 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of machinery, equipment or supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which shall extend over a period of more than one year, result in a material loss to the Company, or involve consideration in excess of $10,000.00;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any Indebtedness for borrowed money that remains outstanding, or any capitalized lease obligation, in excess of $10,000.00 or under which the Company has imposed or suffered to be imposed an Encumbrance on any of the Assets;

(v) any agreement concerning confidentiality (other than agreements pertaining to products of customers) or non-competition;

(vi) any agreement involving Stockholders relating to the Business or the Assets;

(vii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other Basis providing annual compensation in excess of $25,000.00 or providing severance benefits;

(viii) any agreement under which the Company has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(ix) any agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect; or

(x) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.00.

(b) Except as set forth in Part 3.19(b) of the Disclosure Schedule, each contract identified or required to be identified in Part 3.19(a) of the Disclosure Schedule is in full force and effect, is valid and enforceable in accordance with its terms, and no party is in default or breach thereof, no conditions exist or events have occurred which, with the giving of notice or the passage of time, or both, could give rise to such breach or default and there are no unresolved disputes thereunder. Except as set forth in Part 3.19(b) of the Disclosure Schedule, no consent is required to assign any of the contracts.

(c) There are no renegotiations, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or complete contracts with any Person and, to the Knowledge of Stockholders and the Company, no such Person has made written demand for such renegotiation.

3.20 Environmental Matters.

Except as set forth in Part 3.20 of the Disclosure Schedule:

(a) To the Knowledge of Stockholders, the Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Stockholders have no basis to expect, nor has the Company or any other Person for whose conduct the Company is or may be held to be responsible received, any actual or threatened Order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no pending or, to the Knowledge of Stockholders, threatened claims, judicial actions, Encumbrances, or restrictions of any nature resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company or any Stockholder has or has had an interest.

(c) Stockholders have no Knowledge of or any Basis to expect, nor has the Company or any other Person for whose conduct it is or may be held responsible received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or with respect to any property or facility to which Hazardous materials generated, manufactured, refined, transferred, imported, used, or processed by the Company or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d) Neither the Company nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health, and Safety Liabilities with respect to the Facilities or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e) To the Knowledge of Stockholders, there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither the Company nor any other Person for whose conduct it is or may be held responsible, nor any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest.

(f) There has been no Release or, to the Knowledge of Stockholders, threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

(g) The Company has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

3.21 Insurance.

(a) Part 3.21(a) of the Disclosure Schedule lists each policy of insurance owned or held by the Company (including, without limitation, policies for fire and casualty, liability, worker’s compensation, business interruption, umbrella coverage, products liability, medical, disability and other forms of insurance) specifying the insurer, amount of coverage, type of insurance, policy number, deductible limits, date of expiration and any pending claim in excess of $5,000.00, whether or not covered by insurance (the “Insurance”). To the Knowledge of Stockholders, the Insurance is sufficient for compliance with all requirements of law and with all agreements to which the Company is a party. To the Knowledge of Stockholders, the policies evidencing the Insurance are valid and enforceable, subject to the terms and conditions contained therein, and there has not occurred any act or omission of the Company which could result in cancellation of any such policy prior to its scheduled expiration date. The Company has not received any notice from or on behalf of any insurance carrier issuing any such policy that: (i) insurance rates shall hereafter be substantially increased; (ii) there shall hereafter be no renewal of any such policy; or (iii) alteration of any personal or real property, purchase of additional equipment, or modification of any method of doing business is required or suggested. No such policy shall in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

(b) Within the last five (5) years, the Company has not been refused any insurance with respect to its assets or operations, nor has the Company’s coverage been limited by any insurance carrier to which it has applied for or with which it has carried insurance.

(c) Part 3.21(c) of the Disclosure Schedule sets forth a summary of information pertaining to all claims (other than workers’ compensation claims) of property damage and personal injury or death against the Company which are currently pending or were made during the preceding two (2) fiscal years or the current fiscal year. Except as set forth in said Part 3.21(c) of the Disclosure Schedule, all of such claims are fully satisfied or are being defended by an insurance carrier and, to the Knowledge of Stockholder, involve no exposure to the Company.

3.22 Employees.

(a) Part 3.22 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee, officer, or director of the Company, including each employee on leave of absence or layoff status: name; job title; date of hire; social security number; current annual compensation paid or payable and any change in compensation since December 31, 2006; vacation accrued; and service credited for purposes of vesting and eligibility to participate in the Company’s Pension Plan, Welfare Plan and Benefit Arrangements (collectively, the “Plans”), or any director Plan.

(b) No employee, officer, or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee, officer, or director and any other Person (a “Proprietary Rights Agreement”) that in any way adversely affects or shall affect (i) the performance of his or her duties as an employee, officer, or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Company by any such employee, officer, or director. To the Knowledge of Stockholders, except as previously disclosed to Buyer no officer or other key employee of the Company intends to terminate his employment with the Company and no such officer or other key employee of the Company has threatened to terminate his employment with the Company.

(c) Part 3.22 of the Disclosure Schedule also contains a complete and accurate list of the following information for each retired employee, officer, or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

3.23 Labor Matters.

(a) To the Knowledge of Stockholders, the Company (A) is in material compliance with all laws, rules and regulations, whether federal, state or local, respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, disabilities, family and medical leave, immigration, wrongful termination, workers’ compensation for injury or sickness, collective bargaining and OSHA matters (collectively, the “Employment Laws”); (B) is not engaged in any unfair labor practice, and (C) has made, in a timely manner, true, complete and accurate filings (in all material respects) required in connection with such Employment Laws by any Governmental Body.

(b) Except as set forth in Part 3.23(b) of the Disclosure Schedule, the Company is not a party to, or subject to any obligation, liability or commitment with respect to any written or oral employment, compensation, consulting, severance pay or similar agreement, express or implied, and the employment of each employee of the Company is terminable at will by the Company (subject to applicable federal, state or local Employment Laws) subject to payment for services actually performed, non-material payments for accrued benefits or such payments as may be provided for under federal, state or local Employment Laws.

(c) Except as set forth in Part 3.23(c) of the Disclosure Schedule, the Company does not have any outstanding workers’ compensation claims or liabilities and has paid all workers’ compensation and unemployment compensation premiums due to date.

(e) The employees of the Company are not represented by a labor organization, the Company is not a signatory to a collective bargaining agreement with any labor organization, no union claims to represent any such employees, and to the Knowledge of Stockholder, no union organizing effort is or within the last two (2) years has been under way involving the employees of the Company.

3.24 Customers and Suppliers. Part 3.24 of the Disclosure Schedule sets forth the Company’s top twenty customers based on the revenue generated by such customers during the fiscal year ended December 31, 2006. Also set forth therein are the Company’s top ten vendors. Based upon the Knowledge of Stockholders, nothing has occurred since December 31, 2006 that would in any way have a Material Adverse Effect on the relationship that the Company has with any party listed on Part 3.28 of the Disclosure Schedule.

3.25 Marks. Part 3.25 of the Disclosure Schedule contains a complete and accurate list and summary description of all of the Company’s fictional business names, trading names, registered or unregistered trademarks, service marks, and applications therefor (collectively, the “Marks”). The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances.

3.26 Certain Payments. Neither any Stockholder nor, to the Knowledge of Stockholders, the Company, or any director, officer, agent, employee or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment in violation of any applicable law, applicable tort law, or any applicable contract, to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.27 Relationships With Related Persons. Except as set forth in Part 3.27 of the Disclosure Schedule, neither any Stockholder nor any Related Person of such Stockholder has, or since December 31, 2006, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business. Other than the ownership of less than 1% of the outstanding stock of any publicly traded corporation and except as set forth in Part 3.27 of the Disclosure Schedule, neither any Stockholder nor any Related Person of such Stockholder owns, or since December 31, 2006, has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to the Business in any market presently served by the Company. Except as set forth in Part 3.27 of the Disclosure Schedule, neither any Stockholder nor, to the Knowledge of Stockholders, any Related Person is, or since December 31, 2006, was, a party to any contract with, or has or had any claim or right against, the Company.

3.28 Disclosure.

(a) No representation or warranty of any Stockholder in this Agreement and no statement in the Disclosure Schedule contains any untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) There is no fact known to any Stockholder that has specific application to the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as such Stockholder can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company (separately or on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Schedule.

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer represents and warrants to Stockholders that the statements contained in this §4 shall be true, correct, and complete as of the Closing Date.

4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use, and to perform all its obligations under all contracts.

4.2 Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, subject to the Enforceability Exceptions.

4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the matters and undertakings referred to in §2 above), shall (i) violate any injunction, judgment, or Order, (ii) to the Knowledge of Buyer, violate any constitution, statute, regulation, rule or other restriction of any Governmental Body to which Buyer is subject, (iii) violate any provision of its Certificate of Incorporation or bylaws of Buyer, or (iv) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order for the Parties to consummate the transactions contemplated by this Agreement (including the matters and undertakings referred to in §2 above).

4.4 Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Stockholders could become liable or obligated.

5. [INTENTIONALLY OMITTED]

6. REMEDIES FOR BREACHES OF THIS AGREEMENT

6.1 Survival of Representations and Warranties; Right to Indemnification Not Affected by Knowledge. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereof for a period from and including the Closing Date to and including the second (2nd) anniversary of the Closing Date, provided, however, that the representations and warranties set forth in §3.14 shall survive for a period of time equal to ninety (90) days after the expiration of the statutory period of limitations applicable to third-party claims with respect to the matters that are the subject of the representations and warranties set forth therein. The right to indemnification hereunder shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, regarding the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation under this Agreement.

6.2 Indemnification Provisions for Benefit of Buyer. Subject to the terms of §6.8 below, Stockholders agree severally but not jointly to indemnify Buyer against and agree to hold it harmless from any and all Adverse Consequences incurred or suffered by it relating to or arising out of or in connection with any of the following:

(a) any breach of or any inaccuracy in any representation or warranty made by a Stockholder in this Agreement;

(b) any liabilities or obligations resulting from the operation of the Business incurred prior to the Closing Date, including any claims for Taxes and any Environmental Claims; or

(c) any breach of or failure by a Stockholder to perform any covenant or obligation of such Stockholder set forth in this Agreement.

6.3 Indemnification Provisions for Benefit of Stockholder. Subject to the terms of §6.8 below, Buyer agrees to indemnify Stockholders against, and agrees to hold them harmless from, any and all Adverse Consequences incurred or suffered by them or any of them relating to or arising out of or in connection with any of the following.

(a) any breach of or any inaccuracy in any representation or warranty made by Buyer in this Agreement;

(b) any liabilities or obligations resulting from the operation of the Business from and after the Closing Date, including any claims for Taxes and any Environmental Claims; or

(c) any breach of or failure by Buyer to perform any covenant or obligation of Buyer set forth in this Agreement.

6.4 Notice of Third Party Claims; Assumption of Defense.

(a) Except with respect to Environmental Claims as provided under §6.5 below, a Party entitled to Indemnification under this Agreement (an “Indemnified Party”) shall give notice as promptly as is reasonably practicable to the appropriate Party required to provide indemnification under this Agreement (an “ Indemnifying Party”) of the assertion or commencement of any Proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Party to give notice shall not relieve the Indemnifying Party of its obligations under this §6 except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby. The Indemnifying Party may, at its own expense (a) participate in the defense of any Proceeding and (b) upon notice to the Indemnified Party at any time during the course of any such Proceeding, assume the defense thereof; provided that (i) the Indemnifying Party’s counsel is reasonably satisfactory to the Indemnified Party, and (ii) the Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation from time to time with respect to such Proceeding. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right (but not the obligation) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If, however, the Indemnified Party reasonably determines in its judgment that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest, and either the Indemnified Party or its counsel sets forth the basis for such conflict of interest in writing and delivers the same to the Indemnifying Party or its counsel, then such Indemnified Party may employ separate counsel to represent or defend it in any such Proceeding and the Indemnifying Party shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Party chooses to defend or prosecute any such Proceeding, all of the Parties shall cooperate in the defense or prosecution thereof.

(b) Any settlement or compromise made or caused to be made by the Indemnified Party or the Indemnifying Party, as the case may be, of any such Proceeding of the Indemnifying Party referred to in Section 6.4 shall also be binding upon the Indemnifying Party or the Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided that no obligation, restriction or Liability shall be imposed on the Indemnified Party as a result of such settlement without its prior written consent. The Indemnified Party shall give the Indemnifying Party at least 30 days’ notice of any proposed settlement or compromise of any Proceeding it is defending, during which time the Indemnifying Party may reject such proposed settlement or compromise; provided that from and after such rejection, the Indemnifying Party shall be obligated to assume the defense of and full and complete liability and responsibility for such Proceeding and any and all Liabilities in connection therewith in excess of the amount of unindemnifiable Liabilities which the Indemnified Party would have been obligated to pay under the proposed settlement or compromise.

(c) In the event that the Indemnifying Party does not elect to assume the defense of any Proceeding, then any failure of the Indemnified Party to defend or to participate in the defense of any such Proceeding or to cause the same to be done, shall not relieve the Indemnifying Party of its obligations hereunder.

6.5 Environmental Claims.

(a) Buyer shall notify Stockholders of any claim for indemnification relating to a breach of an Environmental Warranty (an “Environmental Claim”) in writing promptly after learning of the existence of such Environmental Claim, which notice shall describe in reasonable detail the claim, the amount thereof (if known and quantifiable), and a reasonably detailed description of the facts giving rise to such Environmental Claim; provided however, the failure to so notify a Stockholder shall not relieve such Stockholder of his or her obligations hereunder except to the extent that such failure shall have caused the costs for which such Stockholder is obligated to be greater than they would have been had Buyer given such Stockholder prompt notice hereunder.

(b) Stockholders shall be entitled to assume principal management of an Environmental Claim which they acknowledge to be Stockholders’ sole or principal responsibility under this Agreement. To assume principal management, Stockholders must notify Buyer within thirty (30) calendar days (or such other period as the Parties may agree to in writing) of receipt of said notice that they intend to assume principal management, subject to Stockholders’ right to rescind such acknowledgment upon their reasonable determination, and upon prompt written notice to Buyer (a “Denial Notice”), that they do not bear sole or principal liability under this Agreement for the Environmental Claim, provided, however, that Stockholders may not issue a Denial Notice after Buyer has incurred substantial expenditures, obligations, or exposure in reliance on Stockholders’ assumption of principal management. In the event Stockholders either (i) elect not to undertake principal management or (ii) provide Buyer with a timely Denial Notice, Buyer shall assume principal management of the subject matter of the Environmental Claim, and reserve whatever rights it may have against Stockholders. Any acknowledgment of responsibility for an Environmental Claim shall be without prejudice to any rights to seek indemnity or contribution from third parties.

(c) The Party not exercising principal management with respect to a particular Environmental Claim shall be entitled, as its sole cost and expense, to monitor the satisfaction of the Environmental Claim. Monitoring shall include (i) receiving copies of all reports, work plans and analytical data submitted to Governmental Bodies, all notices or other letters or documents received from Governmental Bodies, any other documentation and correspondence materially bearing on the Environmental Claim, and notices of material meetings, (ii) the opportunity to attend and participate in such material meetings, and (iii) the right of reasonable consultation with the Party exercising principal management. The Party exercising principal management in respect of a matter, prior to taking any action to satisfy an Environmental Claim unless not practicable in view of exigent circumstances, shall prepare a written plan describing the details of such action (the “Remedial Plan”) and provide the other party with copies of the Remedial Plan. Within thirty (30) calendar days of the date that the Remedial Plan is received, the Party receiving the Remedial Plan shall notify the Party that provided the Remedial Plan, in writing, if it believes that the Remedial Plan is not in conformity with the standards set forth in §6.8(f) and shall provide a detailed explanation of the reasons for its conclusions. The Parties shall negotiate in good faith any dispute arising from the Remedial Plan and attempt to resolve any differences within twenty (20) calendar days. If they are unable to resolve their differences within that time period, the matter shall be submitted to arbitration as provided in §9.6 below.

(d) In the event they undertake principal management of any matter, Stockholders shall, upon notice to Buyer, have access to the Assets and the Facilities necessary to implement the Remedial Plan. Stockholders shall use commercially reasonable efforts to undertake all activities that they conduct or coordinate hereunder in a manner which does not unreasonably interfere with the day-to-day operations of the Business.

(e) The Party undertaking principal management hereunder for any matter shall manage the matter in good faith and in a responsible manner, and any activities conducted in connection therewith shall be undertaken promptly and concluded expeditiously using commercially reasonable efforts.

(f) The adequacy of any remedial action with respect to an Environmental Claim hereunder shall be evaluated using the following criteria: Remedial action shall be deemed adequate for purposes of satisfying the obligations hereunder to the extent that it:

(i) Attains compliance in a cost-effective manner with any lawful Order or directive of the applicable Governmental Body, subject to Stockholders’ right to challenge or negotiate the appropriateness or scope of such order or directive in good faith; and

(ii) Interferes to the least extent reasonably practicable with the operations of the Business; provided that for purposes of this provision, a determination of what is “reasonably practicable” shall include an evaluation of the relative costs and benefits of proposed remedial actions. Remedial action shall not be required to render the Facilities suitable for use beyond use as a scrap metal processing facility, provided, however, that the remedial action shall meet all lawful requirements imposed by the applicable Governmental Body.

(g) Neither Party shall contact any Governmental Body or third parties, other than such Party’s own agents and representatives, regarding potential Liability for an Environmental Claim without prior and reasonably prompt notice thereof to the other Party, when reasonably possible within the available time constraints, provided nothing herein shall require any delay in contacting any Governmental Body or third party if such delay would violate any Environmental Law or Order or materially disadvantage the Party making such contact. In connection with Stockholders’ performance under §6.5 or either Party’s assumption of the defense of the other Party of a third-party claim relating to environmental matters, the Indemnifying Party shall promptly provide the Indemnified Party with any material correspondence with Governmental Bodies and any test results, work plans, reports, data and other material information relating thereto.

6.6 Mitigation. Each Party agrees to cooperate reasonably with the other Parties to mitigate damages with respect to claims under this Agreement. The duty to mitigate may include a timely removal, remediation, or response action or settlement of a notice, claim or demands.

6.7 Determination of Adverse Consequences. The Parties shall make appropriate adjustments for Tax benefits and insurance coverage in determining Adverse Consequences for purposes of this §6, which adjustments shall be deemed to be adjustments to the Purchase Price. For such purposes, Adverse Consequences shall not include any Adverse Consequences that result from any changes in practices, methods, or the manner of conducting business of the Company on or after the Closing Date (including, without limitation, the treatment of items on tax returns) that vary from the practices, methods, or manner of conducting the Business prior to the Closing Date, except where such changes in practices, methods, or the manner of conducting business are necessary, in the good faith business judgment of the Company, to comply with applicable laws, including changes in applicable laws.

6.8 Limitations on Indemnification.

(a) Limitations on Indemnification Obligations of Stockholders. Notwithstanding any provision to the contrary contained herein, Stockholder will not be liable for indemnification arising under this §6 for any Adverse Consequences of or to Buyer or the Company unless (a) the amount of such Adverse Consequences exceeds, in each case, $5,000 (each such Adverse Consequence in excess of $5,000 is referred to in this §6.8 as an “Eligible Loss”), and (b) the aggregate amount of Eligible Losses for which Stockholder would be liable exceeds $100,000, in which case Stockholder will be liable for all Eligible Losses incurred by Buyer; provided, however, that the maximum aggregate amount that Stockholders may be required to pay for indemnification arising under this §6 in respect of all claims by all Indemnified Parties for Losses is $17,500,000. Notwithstanding the preceding sentence, neither the minimum nor maximum limits specified in this §6, including the threshold for Eligible Losses, will apply to Adverse Consequences resulting from the failure of Stockholders or the Company to pay any Taxes when due or any other breach of Stockholders’ representations, warranties, covenants and agreements with respect to Tax matters contained in this Agreement. Stockholders shall have no liability for any indemnification hereunder unless Buyer makes a written claim for indemnification against Stockholders by the second (2nd) anniversary of the Closing Date or, solely with respect to claims in connection with the representations and warranties set forth in §3.14, for a period of time equal to ninety (90) days after the expiration of the statutory period of limitations applicable to third-party claims with respect to the matters that are the subject of the representations and warranties set forth therein.

(b) Limitations on Indemnification Obligations of Buyer. Notwithstanding any provision to the contrary contained herein, Buyer will not be liable for indemnification arising under this §6 for any Adverse Consequences of or to Stockholders unless (a) the amount of such Adverse Consequences exceeds, in each case, an Eligible Loss, and (b) the aggregate amount of Eligible Losses for which Buyer would be liable exceeds $100,000, in which case Buyer will be liable for all Eligible Losses incurred by Stockholders; provided, however, that the maximum aggregate amount that Buyer will be required to pay for indemnification arising under this §6 in respect of all claims by all Indemnified Parties for Losses is an amount equal to $17,500,000. Buyer shall have no liability for any indemnification hereunder unless Stockholders make a written claim for indemnification against Buyer by the second (2nd) anniversary of the Closing Date.

7.	COVENANTS OF STOCKHOLDERS AND BUYER PRIOR TO THE CLOSING DATE

7.1 Covenants of Stockholders.

(a) Access and Investigation. Between the date of this Agreement and the Closing Date, subject to pre-approval by Stockholders, Stockholders and their agents and representatives shall, for Buyer’s review solely in connection with the transactions contemplated under this Agreement, (i) afford Buyer’s agents, representatives, financial and legal advisors, lenders, and prospective lenders (collectively, “Buyer’s Advisors”) reasonable and appropriate access to the Company’s employees, contracts, books and records, and other documents and data, for review by Buyer and Buyer’s Advisors solely in connection with the transactions contemplated under this Agreement; (ii) furnish Buyer’s Advisors with copies of such contracts, books and records, and other existing documents and data as Buyer may reasonably request; and (iii) furnish Buyer’s Advisors with such reasonable and appropriate additional financial, operating, and other data and information maintained by Stockholders or the Company in the Ordinary Course of Business as Buyer may reasonably request. Buyer’s Advisors and Stockholders shall coordinate such activities in a manner so as to eliminate or reduce the disruption to the Company’s business resulting therefrom.

(b) Operation of the Business of the Company. Between the date of this Agreement and the Closing Date, Stockholders shall cause the Company to:

(i) conduct its Business only in the Ordinary Course of Business and otherwise refrain from any extraordinary transactions or significant deviations from past practices without the written consent of Buyer, which consent shall not be unreasonably withheld or delayed;

(ii) preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company; and

(iii) report periodically to Buyer concerning the status of the Business.

(c) Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Stockholders shall not and shall not permit or suffer the Company to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action as a result of which any of the changes or events listed in §3.18 shall occur.

(d) No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to §8, Stockholders shall not, and shall not permit or suffer the Company to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Business or Assets (other than in the Ordinary Course of Business), or any of the Stock, or any merger, consolidation, business combination, or similar transaction involving the Company. Stockholders shall immediately notify Buyer regarding any contact between Stockholders and any other Person regarding any such offer or proposal or any related inquiry of which Stockholders has Knowledge.

(e) Reasonable Efforts. Between the date of this Agreement and the Closing Date, Stockholders shall use commercially reasonable efforts in good faith to cause the conditions to Closing set forth in this Agreement, as applicable to Stockholders, to be satisfied.

7.2 Covenants of Buyer.

(a) Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer shall make all filings, if any, required by any applicable laws, rules or regulations to be made by it to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Buyer shall (i) cooperate with Stockholders with respect to all filings that the Company or Stockholders are required by any applicable law, rules or regulations to make in connection with the transactions contemplated by this Agreement, and (ii) cooperate with Stockholders in obtaining all consents, provided that this Agreement shall not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain any governmental consent, license or other approval to consummate the transactions contemplated by this Agreement.

(b) Reasonable Efforts. Between the date of this Agreement and the Closing Date, Buyer shall use commercially reasonable efforts in good faith to cause the conditions to Closing set forth in this Agreement, as applicable to Buyer, to be satisfied.

8.	TERMINATION OF AGREEMENT

8.1 Termination ofAgreement. This Agreement may be terminated at any time prior to Closing:

(a) by mutual written agreement between the Parties;

(b) by Buyer by giving written notice to Stockholders at any time prior to the Closing (i) in the event Stockholders have breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Stockholders of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach, or (ii) if events occur which render compliance with one or more conditions to Closing set forth in this Agreement impossible or materially harmful or injurious to Buyer and such conditions are not waived by Buyer; provided that such events did not result from any action or omission by Buyer which was reasonably within its control and which it was not expressly permitted to take or omit by the terms of this Agreement; and

(c) by Stockholders by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Stockholders have notified Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach, or (ii) if events occur which render compliance with one or more conditions to Closing set forth in this Agreement impossible or materially harmful or injurious to Stockholders, and such conditions are not waived by Stockholders; provided that such events did not result from any action or omission by Stockholders which was reasonably within its control and which it was not expressly permitted to take or omit by the terms of this Agreement.

8.2 Effect of Termination. If either Buyer or Stockholders terminate this Agreement as permitted by §8.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party. The provisions of §9.4 shall survive any termination hereof pursuant to this §8.

9. POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

9.1 Further Assurances, etc.. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §6 above). Stockholders acknowledge and agree that from and after the Closing Buyer shall be entitled to possession of all documents, books, records (including Tax and personnel records), agreements, and data of any sort relating to the Company (the “Business Records”) other than as excluded in the definition of Assets. From and after the Closing Date Buyer agrees to provide Stockholders with access, upon notice and at reasonable times, to records of the Company relating to the Assets, including the Business Records of the Company transferred to Buyer to the extent necessary to permit Stockholders to prepare their respective tax returns and to respond to any governmental inquiry, litigation, prospective litigation, threatened litigation, claims or other events.

9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any Proceeding, charge, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, the other Party shall cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §6 herein).

9.3 Transition. Stockholders shall not, without the consent of Buyer, take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Stockholders or the Company or its Subsidiaries from maintaining the same business relationships with Buyer after the Closing as it maintained with the Company or its Subsidiaries prior to the Closing except for actions in the Ordinary Course of Business designed or intended to protect the greater interests of the Company and the Business. Stockholders shall refer all customer inquiries relating to the Business to Buyer from and after the Closing.

9.4 Confidentiality. Stockholders shall treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in their possession. In the event that any Stockholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Stockholder shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §9.4. If, in the absence of a protective order or the receipt of a waiver hereunder, a Stockholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Stockholder may disclose the Confidential Information to the tribunal; provided, however, that such Stockholder shall use commercially reasonable efforts to obtain, at the reasonable request of Buyer, an Order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

9.5 Stub Taxes. Buyer shall file all Tax returns and reports for the Company required to be filed in connection with the stub period ending on the Closing Date within ninety (90) days of the Closing Date. Stockholders shall have the right but not the obligation to review such Tax returns through the Stockholder Representative prior to filing by providing notice to Buyer of their intent to do so. Buyer shall cause the Company to pay promptly all Taxes indicated thereunder to be due.

9.6 Arbitration. Any Party shall have the option of referring any dispute to arbitration by written notice to the other Parties within thirty (30) calendar days (or such longer period of time as may be agreed to by the parties) following the giving of any notice of claim hereunder, or the initiation of litigation by any Party against any other Party (the “Arbitration Referral Period”). If the matter is referred to arbitration, each Party shall select an arbitrator and the two so selected shall agree on a third arbitrator. The arbitration shall be pursuant to the Rules of the American Arbitration Association and shall be conducted in Newark, New Jersey. Judgment upon any resulting arbitration award may be entered in any court of competent jurisdiction. As part of such award, the arbitrators shall establish their fees and expenses in connection therewith and allocate such fees and expenses between the parties, who shall promptly pay their allocable shares. Any award shall be a conclusive determination of the matter. If neither Party properly refers the matter to arbitration prior to the expiration of the Arbitration Referral Period, then the Parties shall be free to pursue such remedies as may be available at law or in equity.

10. MISCELLANEOUS

10.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its or any of its Affiliates’ publicly-traded securities (in which case the disclosing Party shall use its commercially reasonable efforts to advise the other Party in writing prior to making the disclosure unless prohibited by applicable law or any listing or trading agreement concerning its or any of its Affiliates’ publicly-traded securities).

10.2 Entire Agreement. This Agreement and the Schedules and Exhibits hereto, which are incorporated herein and a part hereof, constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

10.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign all but not less than all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases such transferee shall agree to be bound by all of the terms and conditions of this Agreement but Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

10.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.6 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered as hereinafter provided, as follows:

If to Buyer, to:	METALICO, INC.
186 North Avenue East Cranford, New Jersey 07016 Attention:Carlos E. Agüero President Telephone:(908) 497-9610 Fax: (908) 497-1097 Email: ceaguero@metalico.com

with a copy to:	Metalico, Inc. 186 North Avenue East Cranford, New Jersey 07016 Attention:General Counsel Telephone:(908) 497-9610 Fax: (908) 497-1097 Email: asgraber@metalico.com

If to Stockholders, to:	Robert Graifman
Telephone:
Fax :
Email:
with a copy to:	Andrew Fradkin, Esq.
Telephone:
Fax:
Email:

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth. All notices, requests, demands, claims, and other communications hereunder shall be in writing.

10.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New Jersey. In any court proceeding, each Party agrees to submit to the jurisdiction of the courts of the State of New Jersey, Essex County, and/or the United States District Court for the District of New Jersey. Each of each Stockholder and Buyer hereby irrevocably waives to the fullest extent permitted by law any objection which it may now have or hereafter have to the laying of such venue and any claim that any such forum is an inconvenient forum.

10.8 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Stockholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.10 Expenses. Except as otherwise indicated in this Agreement or agreed by the Parties, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.11 No Third-Party Beneficiaries. Nothing contained in this Agreement shall be construed to confer any benefit or standing to pursue any claim on any person other than the Parties, and nothing contained in this section shall create any third-party beneficiaries.

10.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

10.13 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

10.14 Stockholder Representative.

(a) By execution of this Agreement, Stockholders appoint Robert Graifman to act as the agent, representative and attorney-in-fact for each Stockholder for all purposes and with respect to all matters arising under this Agreement (in such capacity the “Stockholder Representative”). The powers and authority of the Stockholder Representative shall include, but not be limited to, the power and authority to give and accept notices as provided hereunder; initiate, investigate, defend, compromise, arbitrate, settle, mediate, prosecute and authorize payment of any and all indemnification claims pursuant to this Agreement; pay from the Purchase Price any and all outstanding bank indebtedness and advisory, accounting or legal fees and expenses incurred in connection with the transactions contemplated herein; and to otherwise carry out the purposes and intent of this Agreement.

(b) Buyer shall be able to rely conclusively on the instructions and decisions of the Stockholder Representative as to the initiation, investigation, defense, compromise, arbitration, mediation, prosecution or settlement of any indemnification claim by Buyer pursuant to this Agreement or any other actions required or permitted to be taken by the Stockholder Representative under this Agreement, and no Party shall have any cause of action against Buyer for any action taken by it in reliance upon the instructions or decisions of the Stockholder Representative; nor shall any Party hereunder have any cause of action against Buyer for any failure by the Stockholder Representative to perform his obligations hereunder for any reason, whether deliberate, inadvertent, due to negligence or otherwise.

(c) All actions, decisions and instructions of the Stockholder Representative in connection with discharging his duties hereunder shall be conclusive and binding on each Stockholder and no Stockholder shall have any cause of action against the Stockholder Representative for any action taken, decision made, payment made or instruction given, or omission to do any of the foregoing, by him under this Agreement, except for fraud in connection with, or willful breach of, this Agreement by the Stockholder Representative. In his capacity as the Stockholder Representative, Robert Graifman will be acting for the convenience of Stockholders, without compensation, and, in such capacity, he shall have no duties or liabilities beyond those expressly assumed by him hereunder. The Stockholder Representative shall be entitled to rely on any communication or document that he believes to be genuine. Stockholders hereby indemnify and hold harmless the Stockholder Representative against any liabilities resulting from his role as Stockholder Representative by Stockholders, except to the extent caused by or arising out of the Stockholder Representative’s gross negligence or willful misconduct. In the event of the death, resignation or incapacity of Robert Graifman, Andrew Fradkin shall serve as a successor stockholder representative and he shall have all of the rights, powers and duties of the Stockholder Representative set out herein.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

Buyer:

METALICO, INC.

By:
Carlos E. Agüero
President and Chief Executive Officer

Stockholders:

ROBERT GRAIFMAN

WALTER GREENBLATT

ANDREW FRADKIN

MARILYN KOTCHEK

KURT ELLIS

SCOTT SPECTOR

GERALD SMITH

BRUCE ROGOVE

DAVID JOHNSTON

LOUIS CHERICHELLA

STUART LIPKIN

EZRA ANGRIST

JOHN SLAVITT

COREY HOROWITZ